U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 28, 2014

GREATBATCH, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16137	16-1531026
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2595 Dallas Parkway – Suite 310, Frisco Texas	75034
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (716) 759-5600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On May 28, 2014, Greatbatch, Inc. (the “Company”) announced a plan to enhance its vascular and portable medical manufacturing operations as part of the Company’s overall strategic objective to achieve profitable growth. Under this plan, functions currently performed at the Company’s facility in Plymouth, Minnesota to manufacture catheters and introducers would transfer into the Company’s existing facility in Tijuana, Mexico by the first half of 2016. Furthermore, functions currently performed at the Company’s facilities in Beaverton, Oregon and Raynham, Massachusetts to manufacture products for the portable medical market will transfer to a new facility in Tijuana, Mexico by the end of 2015. Products currently manufactured at the Beaverton facility which do not serve the portable medical market are planned to transfer to the Company’s Raynham facility.

In connection with this plan, the Company expects to incur restructuring charges between $17.0 million and $22.0 million over the next two years. These charges are expected to include one-time severance and termination benefits between $6.0 million and $8.0 million, accelerated depreciation and asset write-offs between $1.5 million and $2.0 million, and costs to relocate certain equipment and other personnel, disposal and restructuring charges between $9.5 million and $12.0 million. All expenses are expected to be cash expenditures, except accelerated depreciation and asset write-offs. The total capital investment expected for these initiatives is between $17.0 million and $19.0 million. Once these transfers are completed, the Company anticipates annual cost savings in the range of $15.0 million to $17.0 million.

Item 2.06. Material Impairments.

The information contained in item 2.05 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 28, 2014                GREATBATCH, INC.

By: /s/ Thomas J. Mazza
Thomas J. Mazza
Vice President & Corporate Controller